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                                                  Draft of January 30, 1996


                      INVESTMENT MANAGEMENT AGREEMENT


            INVESTMENT MANAGEMENT AGREEMENT (this "Agreement"), dated ________ __, 1996, between The CountryBaskets Index Fund, Inc., a Maryland corporation (the "Company"), with respect to each series of the Company listed on Annex A (each such series, and each series hereafter authorized and incorporated into Annex A, herein referred to as a "Series"), and Deutsche Morgan Grenfell/C. J. Lawrence Inc., a Delaware corporation (the "Adviser").

                           W I T N E S S E T H :

            WHEREAS, the Company is a management investment company organ-ized as a series fund and registered under the Investment Company Act of 1940, as amended (the "1940 Act");

            WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act");

            WHEREAS, each Series is considered to be an open-end fund and the Company desires to retain the Adviser to render specified investment advisory and certain management and administrative services to it with respect to each Series; and

            WHEREAS, the Adviser desires to render such services to the Company with respect to each Series;

            NOW, THEREFORE, in consideration of the mutual agreements, covenants, and representations contained in this Agreement, the parties hereto agree as follows:


                                 ARTICLE I
                       Investment Management Services

            1.1 Investment Advisory Services. The Adviser shall, for the period and on the terms set forth in this Agreement, act as the investment adviser to each Series. The Adviser shall determine which securities shall be purchased, sold and loaned, which options contracts, futures contracts and options thereon the Series will enter into and which other investments shall be made by the Series, make purchases and sales of securities and other investments on behalf of the Series and arrange for the lending of the portfolio securities of the Series, determine how the securities held by the Series should be voted, determine what portion of the Series' assets

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shall be held uninvested, in each case subject to the overall supervision of the Company's Board of Directors and in compliance with the investment objectives, policies and restrictions pertaining to such Series set forth from time to time in the Fund's registration statement (File Nos. 33-85710, 811-8734) under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act (the "Registration Statement"), the prospectus and statement of additional information contained therein, the 1940 Act, and other applicable laws and regulations. The lending of portfolio securities shall be subject to liability as set forth in Section 3.1 and conducted in accordance with such policies, standards and procedures as may be adopted by the Board of Directors from time to time and all applicable laws and regulations, and in connection therewith the Adviser, subject to the approval of the Company's Board of Directors, may appoint as its agent and at its expense and continuing responsibility hereunder, one or more persons to carry out such lending operations.

            1.2 Portfolio Transactions.

            (a) The Adviser shall select the brokers or dealers that will execute the purchases and sales of securities and other investments for the Series and is directed to use its best efforts to obtain the best available price and most favorable execution, except as permitted herein.

            (b) If in good faith the Adviser believes it can obtain the best price and most favorable execution in connection therewith, the Adviser may execute each Series' portfolio transactions on an agency basis through itself or an affiliated broker or dealer, provided that any transaction so executed complies with Section 17(e) of the 1940 Act and the rules thereunder. Such transactions may not be executed by the Adviser or an affiliate as principal unless permitted by an exemptive order of the Securities and Exchange Commission (the "Commission") or applicable rule or regulation.

            (c) Unless and until otherwise directed by the Board of Directors of the Company, the Adviser may also effect individual securities and other transactions with nonaffiliated brokers or dealers at commission rates in excess of the commission rates another broker or dealer would have charged, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibili-ties with respect to the Series as contemplated by Section 28(e) of the
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1934 Act.  The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Board of Directors of the Company such information relating to Series portfolio transactions as they may reasonably request.

            1.3  Third-Party Service Providers.  The Adviser shall:

            (a) negotiate, maintain, evaluate and coordinate contractual arrangements with third-party service providers, including, but not limited to, administrators, custodians, transfer agents, distributors, independent accountants, principal underwriters, attorneys, insurers and printers; and

            (b) assist the various third-party service providers retained by the Company for itself or with respect to a Series by, among other things, providing any information to such service providers as the Company's Board of Directors deems appropriate; reviewing and providing advice to such service providers regarding sales literature and marketing plans and providing information to the Series' principal underwriters concerning Series performance and administration.

            1.4 Determination of Fund Basket. The Adviser shall determine after the end of each trading day on the New York Stock Exchange (the "NYSE"), in accordance with the Series' policies as adopted from time to time by the Board of Directors, the identity and weighting of the securities in the Fund Basket (as defined in the Registration Statement) required for the issuance of shares of the Series on a specified date of purchase and for the redemption of shares of the Series on the next trading day. The Adviser shall provide or cause to be provided this information to the Series' distributor and other persons according to the policy established by the Company's Board of Directors.

            1.5 Reports and Records. (a) The Adviser shall assist the Company in determining the amount of dividends and other shareholder distributions to be declared and paid with respect to the Series; provide the Company's Board of Directors with those financial reports and analyses that the Board deems necessary to fulfill its fiduciary obligations with respect to the Series; plan and facilitate all quarterly and special meetings of the Board of Directors of the Company; oversee the preparation of and, as necessary, filing of all documents and reports required under

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the 1933 Act, the 1934 Act and the 1940 Act, including all information, documents and reports required to be filed by the Company under Sections 30(a) and (b) of the 1940 Act and any financial statements contained therein, but the Adviser shall not be responsible for the preparation of any of the above material; oversee the tabulation of proxies by the Company's transfer agent; assist the Company in maintaining its corporate existence; oversee and implement procedures for monitoring the Company's compliance with federal and state law, regulations applicable to the Company's operations and each Series' investment objective, policies and restrictions as established by the Company's Board of Directors; oversee and coordinate the maintenance of appropriate insurance and fidelity bonds on behalf of each Series and provide any other management services that the Company may reasonably request with respect to the Series, and oversee the filings and other requirements under the rules of the NYSE applying to the shares of its Series as listed securities.

            (b) The Adviser shall be responsible for preparing, maintaining and preserving for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act the following records:

                (i) the journals required by paragraph (b)(1) of Rule 31a-1 under the 1940 Act (the "Rule") insofar as such journals require entries with respect to purchases and sales of portfolio securities of each Series;

               (ii)  the securities record or ledger required by paragraph
      (b)(3) of the Rule;

              (iii) the Company's Articles of Incorporation, by-laws and other corporate documents required by paragraph (b)(4) of the Rule;

               (iv) the record of brokerage orders and portfolio purchases and sales required by paragraphs (b)(5) and (b)(6) of the Rule;

                (v) the record of all puts, calls, spreads, straddles and other options required by paragraph (b)(7) of the Rule;

               (vi)  the record of allocation of portfolio purchase and
      sale orders to named brokers or dealers required by paragraph (b)(9) of the Rule;
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              (vii)  the record of authorizations of transactions in
      portfolio securities required by paragraph (b)(10) of the Rule; and

             (viii)  the file of advisory material required by paragraph
      (b)(11) of the Rule.

            1.6  Budgets and Allocation of Expenses.

            (a) The Adviser shall establish the Series' operating expense budgets and oversee the payment of incurred operating expenses. The Adviser shall bear all expenses, including personnel costs and overhead, incurred by the Adviser pursuant to its duties under this Agreement and shall pay the salaries of directors and officers of the Company who are affiliated persons (as defined in the 1940 Act) of the Adviser. The Adviser shall provide office facilities and personnel adequate to perform the services described in Article I of this Agreement. The Adviser shall not be required to pay expenses of any activity which is primarily intended to result in sales of shares of the Series.

            (b) Each Series shall be responsible for all its own expenses, including, without limitation, its allocable share of the organizational expenses of the Company; insurance expenses; the compensation of directors not affiliated with the Adviser, administrator or distributor and their travel expenses; expenses incurred by the Series in connection with Board of Directors meetings other than those incurred by persons affiliated with the Adviser, administrator or distributor; brokerage and other costs of executing portfolio transactions; payment for portfolio pricing services to a pricing agent, if any; litigation expenses; interest expense; taxes and governmental fees; registration and qualifying fees paid to the Commission and any other state or foreign governmental agency regulating the purchase and sale of the Series' shares; legal and independent accountants' fees; custody, dividend paying, and transfer agent expenses; fees payable to the Series' administrator; expenses of obtaining and maintaining stock exchange listings of the Series' shares; shareholder meeting expenses; proxy and shareholder report expenses; expenses of preparing, printing and delivering the Company's prospectuses and statements of additional information required to be delivered to purchases of its shares by the 1934 Act as well as those used in connection with making offers to sell the Series' shares in Creation Unit size which are paid for by each Series in accordance with its plan adopted under Rule 12b-1 of the 1940 Act; expenses incurred by the Series in connection

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with the Company's membership in investment company organizations and trade associations; and extraordinary expenses.

            1.7 Shareholder and Press Relations. The Adviser shall arrange the Company's relationships with shareholders of the Series and the NYSE, including responding to shareholder inquiries and requests related to the Series and shall prepare or oversee the preparation of all press releases and notices to the NYSE.


                                 ARTICLE II
                             Fees and Duration

            2.1 Fees. In return for the Adviser's services with respect to the Series under this Agreement, each Series shall pay the Adviser a fee, computed daily and paid monthly, equal to the annualized percentage of the average daily net assets of the Series set forth on Annex A, plus 40% of: (a) the gross investment income of the Series as calculated for financial reporting purposes less (b) dividends on securities held in the portfolio of the Series.

            2.2  Duration.

            (a) Unless sooner terminated, this Agreement shall continue in effect with respect to each Series until __________, 1998. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of twelve months after such date, provided that each such continuance shall be subject to annual approval with respect to each Series by (i) the Company's Board of Directors or (ii) the vote of a majority of the Series' outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Company's Board of Directors who are not interested persons (as defined in the 1940 Act) of the Company by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to any Series, without penalty, upon 60 days' notice, by the Board of Directors or by the vote of a majority (as defined in the 1940 Act) of the Series' outstanding voting securities. The Agreement is also terminable without penalty, upon 60 days' notice, by the Adviser with respect to any Series, and will terminate automatically in the event of its assignment (as defined in the 1940 Act). Except as may be provided by law, the termination of this Agreement with respect to one or more particular Series shall not act to terminate this Agreement with respect to any other Series, as to which this Agreement shall remain in full force and effect.
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            (b)   Notwithstanding anything to the contrary contained in
this Section 2.2, the sublicense granted to the Company pursuant to Section
4.7 shall terminate upon the termination of this Agreement except that in the event of termination resulting from a change of control of the Adviser that is deemed to be an assignment under the 1940 Act and a termination by the Adviser, the Company may elect to continue as a sublicensee for 90 days provided it pays the Adviser a license fee during the period equal to the license fee the Adviser is paying under the License Agreement.

            (c) Upon termination of this Agreement with respect to any Series the obligations of each party shall cease except for the provisions of this Section 2.2 and Sections 4.7 and 4.9.

            2.3 Reductions to Fees. The Adviser shall reimburse the Series for that portion of the Series' annual net expenses (excluding interest, taxes, brokerage commissions, distribution expenses, if any, and extraordinary expenses), that exceeds the most stringent limits prescribed by any state in which Series shares are offered for sale. However, the Adviser will not be obligated to reimburse any Series for any such amounts that exceed the fees (calculated pursuant to Section 2.1) paid to the Adviser by the Series.


                                ARTICLE III
                                 Liability

            3.1 Generally. Absent (i) willful misfeasance, bad faith or gross negligence on its part in the performance of, or reckless disregard by it of its obligations and duties under, this Agreement, or (ii) a breach of a fiduciary duty owed to the Series with respect to the receipt of com-pensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940
Act), neither the Adviser nor any of its directors, officers, or employees shall be liable to the Series, the Company or to any Series shareholder for any error of judgment, mistake of law, or for any loss suffered by the Series in connection with the matters to which this Agreement relates including, without limitation, any loss that may be sustained in connection with the purchase, holding, redemption, sale or lending of any security or investments or the entering into of any futures or options on futures contracts on behalf of the Series.
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            3.2  Other Liabilities.  The Adviser does not assume
responsibility for the acts or omissions of any other person.


                                 ARTICLE IV
                               Miscellaneous

            4.1 Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if addressed and delivered or mailed by registered mail, postage prepaid, to (1) Deutsche Morgan Grenfell/C. J. Lawrence Inc. at 31 West 52nd Street, New York, New York 10019, Attention: Robert Lynch; and (2) The CountryBaskets Index Fund, Inc. at 31 West 52nd Street, New York, New York 10019,
Attention: Secretary.

            4.2. Choice of Law. This Agreement shall be construed in accordance with New York State law.

            4.3. Captions. The captions in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction.

            4.4 Severability. If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement's intent and purpose, be replaced, to the extent legally possible, by valid provisions in order to effectuate the intended results of the invalid provisions.

            4.5 Agency. The Company has not appointed the Adviser as its agent under this Agreement.

            4.6 Reliance on Communications. The Adviser shall be entitled to rely on any notice or communication reasonably believed by it to be genuine and correct and to have been sent by or on behalf of the Series.

            4.7 FT Index Sublicense. The Adviser hereby grants to the Company with respect to each Series a non-exclusive, non-transferable royalty free sublicense to use and refer to the Financial Times/Standard & Poor's Actuaries World Indices(TM) and the related trade name and trademark rights identified as "Trademarks" in the License Agreement, dated as of __________, 1996, between Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and the Adviser (the "License Agreement"), on the terms and conditions specified in Section 13(a) thereof. Such sublicense shall
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terminate at the later of 60 days after notice is given under Section 2.2 by the Adviser of termination of this Agreement or 60 days after the termination of the License Agreement. No Series shall be required to make any payments in respect of such sublicense after the termination of the sublicense except as provided in Section 2.2.

            4.8 Exclusivity. The Adviser's services to the Series shall not be exclusive and nothing in the Agreement shall prevent the Adviser, or any of its affiliates, from providing similar services to other investment companies or clients (regardless of whether their investment objectives or policies are similar to the Series') or from engaging in any other activities. When the Adviser's other clients seek to purchase or sell a security at the same time such security is being purchased or sold for the Series, such purchases and sales will, to the extent feasible, be allocated among the Series and the Adviser's other clients in a manner that the Adviser believes equitable.

            4.9 Right of Company to Use Name of CountryBaskets Index Fund. "The CountryBaskets Index Fund," "CountryBaskets," "CB Shares" and various names connected with CountryBaskets, for which the Adviser has filed registration applications with the U.S. Patent and Trademarks Office (the "Marks"), are trade and service marks of the Adviser. The Adviser consents to the Company's use of "CountryBaskets" in its corporate name and otherwise and grants to the Company a non-exclusive, non-transferable royalty fee sublicense to use and refer to the Marks during the term of this Agreement. Upon termination of this Agreement such consent and sublicense shall terminate after 120 days and the Company will promptly take the necessary steps to change its name. To the extent that is not accomplished within 120 days, the Company agrees that it will cease issuing new shares until its name is changed to one that has no similarity to "The CountryBaskets Index Fund".
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            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

                              THE COUNTRYBASKETS INDEX FUND, INC.


                              By:________________________________
                                 Name:
                                 Title:

                              DEUTSCHE MORGAN GRENFELL/
                               C. J. LAWRENCE INC.


                              By:________________________________
                                 Name:
                                 Title:

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INVESTMENT MANAGEMENT AGREEMENT
The CountryBaskets Index Fund, Inc.


                                                                Annex A



                                                Percentage of
                                                Average Daily
Series                                    Net Assets (Annualized)

Australia Index Series                             .30%

France Index Series                                .30%

Germany Index Series                               .30%

Hong Kong Index Series                             .45%

Italy Index Series                                 .30%

Japan Index Series                                 .30%

South Africa Index Series                          .45%

UK Index Series                                    .30%

US Index Series                                    .20%